Amendment No. RI0910B

AMENDMENT
TO THE
MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of December 28, 2012, between FARM CREDIT SERVICES OF AMERICA, FLCA ("FLCA"), FARM CREDIT SERVICES OF AMERICA, PCA ("PCA"),    and GOLDEN GRAIN ENERGY, LLC, Mason City, Iowa (the "Company").

BACKGROUND

Agent and the Company are parties to a Master Loan Agreement dated July 21, 2010 (such agreement, as previously amended, is hereinafter referred to as the "MLA"). Agent and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Agent and the Company agree as follows:

1.    Section 11(A) and (B) of the MLA is hereby amended and restated to read as follows:

SECTION 10. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:

(A)Working Capital. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $15,000,000.00, except that in determining current assets, any amount available under the Revolving Term Loan Supplement (less the amount that would be considered a current liability under GAAP if fully advanced) hereto may be included.

(B)Net Worth. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof an excess of total assets over total liabilities minus investments in other cooperatives and joint ventures (all as determined in accordance with GAAP consistently applied) of not less than $55,000,000.00.

2.    Section 25 of the MLA is hereby amended and restated to read as follows:

SECTION 25. Settlement Line. Pursuant to that certain Revolving Term Loan Supplement No. R10910TO2B, dated of even date herewith (as amended, supplemented or modified from time to time, the "Settlement Line Supplement"), the Company and Lead Lender agree that from time to time, Lead Lender may require, or the Company may elect, in each case in such party's sole discretion, that all or a portion of the loans outstanding under the Settlement Line Supplement be repaid using the proceeds of the revolving loan made pursuant to the Company's Revolving Term Loan Supplement No. RI0910T01A, dated of even date herewith (as amended, supplemented or modified from time to time, the "Supplements"), subject in each case to the additional terms and conditions set forth in the Settlement Line Supplement and the Supplements.

Amendment RI0910B to Master Loan Agreement R10910                        -2-
GOLDEN GRAIN ENERGY, LLC
Mason City, Iowa

3.    Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA	GOLDEN GRAIN ENERGY, LLC

By: /s/ Katheryn Frahm	By: /s/ Walter Wendland

Title: VP Commercial Lender	Title: President and CEO

FARM CREDIT SERVICES OF AMERICA, PCA

By: /s/ Katheryn Frahm

Title: VP Commercial Lender